Exhibit 10.1

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL – EXECUTION VERSION

Exclusive Licence Agreement

between

Ascendis Pharma Ophthalmology Division A/S

as the Licensor or Ascendis on the one hand

and

Genentech, Inc.

and

F. Hoffmann-La Roche Ltd

together as the Licensee on the other hand

CONTENTS

1. Interpretation	1

2. Grants and Restrictions	12

3. Technical Information and Patents	15

4. Development and Commercialisation	16

5. Manufacturing	18

6. Regulatory	19

7. Payments	19

8. Records and Auditing	24

9. Pharmacovigilance	25

10. Confidentiality	25

11. Intellectual Property and Improvements	27

12. Prosecution, Maintenance and Defence	27

13. Enforcement of Patent Rights and Defence of Third Party Claims	29

14. Warranties	30

15. Indemnification	31

16. Limitation of Liability	32

17. Term and Survival	32

18. Termination	32

19. Effect of Termination	34

20. Dispute Resolution	38

21. Miscellaneous	39

SCHEDULE 1 : Patents	45

SCHEDULE 2 : Technical Information	46

SCHEDULE 3 : Excluded Indications	51

SCHEDULE 4 : Short Form Patent Licence	53

i

THIS EXCLUSIVE LICENCE AGREEMENT is dated 31 July 2013 and made

BETWEEN:

(1)	ASCENDIS PHARMA OPHTHALMOLOGY DIVISION A/S, (“Licensor” or “Ascendis”), a company registered in Denmark with its registered office at Tuborg Boulevard 12, DK-2900 Hellerup, Denmark;

(2)	GENENTECH, INC., (“Genentech”), a Delaware corporation with its principal place of business at 1 DNA Way, South San Francisco, CA 94080, USA; and

(3)	F. HOFFMANN-LA ROCHE LTD, (“Roche”), a company registered in Switzerland with its registered office at Grenzacherstrasse 124, 4070 Basel, Switzerland.

(Genentech and Roche, together the “Licensee”)

Ascendis and the Licensee are each a “Party”, and together the “Parties”, to this Agreement.

Background:

(A)	Ascendis and its Affiliates Control proprietary rights, titles and interests in patents and technical information relating to the Ascendis Technology (such terms defined below).

(B)	The Licensee wishes to develop and to commercialise therapeutic and/or prophylactic compounds in combination with the Ascendis Technology in the Field and/or Diabetic Retinopathy (such terms defined below), and Ascendis wishes to grant the Licensee an exclusive worldwide licence under certain patents, technical information and other intellectual property in the Field and a non-exclusive worldwide licence under certain patents, technical information and other intellectual property in Diabetic Retinopathy, on the terms and conditions of this Agreement.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	Definitions

“Accounting Standard” means, with respect to the Licensee, either: (a) International Financial Reporting Standards (“IFRS”); or (b) United States generally accepted accounting principles (“GAAP”), in either case, which standards or principles (as applicable) are currently used at the applicable time, and as consistently applied, by the Licensee.

“Affiliate” means any business Entity which from time-to-time controls, is controlled by or is under common control with a Party to this Agreement, in each case only for so long as such control exists. As used in this definition and the definitions of “Ascendis Entity” and “Change of Control” only, “control” of an Entity means the beneficial ownership (either directly or indirectly) of more than fifty per cent (50%) of the total voting power of the shares or securities then outstanding normally entitled to vote in elections of the board of directors or other managing authority of such Entity. With respect to the Licensee only, the term “Affiliate” shall not include Chugai Pharmaceutical Co. Ltd., 1-1, Nihonbashi-Muromachi 2-chome, Chuo-ku Tokyo, 103-8324, Japan (“Chugai”), unless the Licensee opts for such inclusion of Chugai by giving written notice to Ascendis.

“Applicable Laws” means all laws, statutes, codes, ordinances, rules and regulations that have been enacted by a Regulatory Authority in any jurisdiction in the Territory and which are in force as of the Effective Date or come into force during the term of this Agreement and that are applicable to the Licensed Products or the activities of the Parties under this Agreement, including, without limitation: (a) applicable regulations and guidelines of the FDA and other Regulatory Authorities and the ICH guidelines; (b) applicable Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices promulgated by the FDA and other Regulatory Authorities or the ICH; and (c) all applicable industry and trade standards, including the applicable standards of the ISO with, at a minimum, the ISO 9001/9002 quality standards.

“Ascendis Entity” means Ascendis, the business or operating unit(s) of Ascendis or any business Entity which from time-to-time controls (as the term “controls” is defined in the definition of “Affiliate”) Ascendis, that is performing all or substantially all of Ascendis’ obligations under this Agreement.

“Ascendis FTE Costs” means, for all activities performed by Ascendis or its Affiliates in accordance with a Research and Technical Development Plan or as otherwise directed in writing by the Licensee, the product of: (a) the number of FTEs used by Ascendis or its Affiliates for such activities as set forth in a Research and Technical Development Plan or other written document approved by the Licensee; and (b) the Ascendis FTE Rate. For the avoidance of doubt, the activity of approved service providers will be charged as out-of-pocket costs, not as part of the Ascendis FTE Costs.

“Ascendis FTE Rate” means [***] per FTE, which amount is fully burdened and includes without limitation, for each FTE, [***].

“Ascendis Improvement” means: (a) any Improvement conceived or generated by either Party solely relating to the Ascendis Technology; or (b) any Improvement conceived or generated solely by employees, agents or service providers of Ascendis or its Affiliates which is not a Licensee Improvement. By way of clarification, the term “Ascendis Improvement” excludes Licensed Product Patents, Process Inventions and Joint Improvements.

“Ascendis Indemnitee” has the meaning ascribed to it in Clause 15.1.

“Ascendis Patents” means: (a) the patents and patent applications listed in Part 2 of Schedule 1 as of the Effective Date and any conversion, continuation, continuation-in-part, division, provisional or substitution thereof, and any patents issuing thereon, any reissues, re-examinations, confirmations or extensions of such patents (including supplementary protection certificates) and any foreign counterparts of such patent applications and patents in any country in the Territory; and (b) any and all other Patents that are Controlled by Ascendis or its Affiliates as of the Effective Date or at any time thereafter during the term of this Agreement that are necessary or useful to make, have made, use, sell, offer for sale or import a Licensed Product. By way of clarification, “Ascendis Patents” excludes Licensed Product Patents.

“Ascendis Research and Technical Development Plan Activities” means the Research and Technical Development Plan Activities allocated to Ascendis as set forth in a Research and Technical Development Plan.

“Ascendis Research and Technical Development Plan Expenses” means the following costs and expenses actually incurred by Ascendis after the Effective Date in carrying out the Ascendis Research and Technical Development Plan Activities:

(A)	the cost of activities performed by approved service providers (including without limitation Third Party manufacturing organisations) in accordance with the applicable Research and Technical Development Plan;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B)	Ascendis FTE Costs; and

(C)	any other costs or expenses specifically identified and included in the applicable Research and Technical Development Plan, which, for the avoidance of doubt, may include, without limitation, pre-paid amounts.

“Ascendis Technical Information” means: (a) the Technical Information listed in Schedule 2 as of the Effective Date; and (b) any and all other Technical Information that is Controlled by Ascendis or its Affiliates, as of the Effective Date or at any time thereafter during the term of this Agreement, that is necessary or useful to make, have made, use, sell, offer for sale or import a Licensed Product.

“Ascendis Technology” means, as of the Effective Date or at any time thereafter during the term of this Agreement, Ascendis’ proprietary chemistry, materials and methodologies for [***], thereby allowing [***] in a controlled manner over time for a therapeutic or prophylactic effect.

“Bankrupt Party” has the meaning ascribed to it in Clause 18.3(A).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for ordinary face to face banking business in Copenhagen (Denmark), Basel (Switzerland) and San Francisco (California, USA).

“Change of Control” means the occurrence of any of the following events: (a) any Competitor takes control (as the term “control” is defined in the definition of “Affiliate”) of an Ascendis Entity; or (b) an Ascendis Entity: (i) consolidates with, or merges with or into, a Competitor; or (ii) sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Competitor.

“Chugai” has the meaning ascribed to it in the definition of “Affiliate”.

“Class” means, as applicable, a Small Molecule, a Polypeptide or a Large Molecule.

“CMC Services” has the meaning ascribed to it in Clause 5.2.

“Competitor” means a Third Party that is a pharmaceutical or biotechnology company participating in the research, development and/or commercialisation of [***] as of the date of a Change of Control.

“Compulsory Sub-Licence” means a sub-licence granted to a Third Party, through the order, decree or grant of a governmental authority having competent jurisdiction, authorising such Third Party to manufacture, use, sale, offer for sale, import or export a Licensed Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Clause 7.5, as may be reduced in accordance with Clauses 7.6 and/or 7.7.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Confidential Information” means confidential Technical Information (of whatever kind and in whatever form or medium, including copies thereof): (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the term of this Agreement and whether disclosed orally, electronically, by observation or in writing; and/or (b) created by, or on behalf of, either Party, or created jointly by the Parties, in the course of this Agreement. “Confidential Information” includes confidential Technical Information regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by Parties engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement. The following shall be deemed the Confidential Information of the Licensee: any and all financial or product pipeline information related to the Licensee provided to Ascendis (whether provided by the Licensee itself or through a Third Party), as well as Licensee Technology, Licensee Improvements, Process Inventions, Licensed Product Patents and the Research and Technical Development Plans. The following shall be deemed the Confidential Information of Ascendis: Ascendis Technology, Ascendis Technical Information, Ascendis Improvements, Ascendis Patents and Licensed Product Patents. The following shall be deemed the Confidential Information of both Parties: the terms and conditions of this Agreement.

“Confidentiality Agreement” means the mutual confidentiality agreement between Ascendis and Genentech, dated [***], as amended and replaced by the non-disclosure agreement between Ascendis and Genentech, dated [***].

“Control” or “Controlled” means, with respect to an item of information or Intellectual Property, that a Party has the right, power and legal authority, whether arising by ownership, licence or other authorisation, to disclose, and/or to grant and authorise licences or sub-licences under, such items as required under the terms of this Agreement, without violating the terms of any written agreement with any Third Party under which such Party or its Affiliates first acquired such rights to such item of information or Intellectual Property.

“Diabetes” has the meaning ascribed to it in Schedule 3. By way of clarification and notwithstanding anything to the contrary, for the purpose of this Agreement, the term “Diabetes” excludes Diabetic Retinopathy.

“Diabetic Retinopathy” means [***].

“Diligent Efforts” means with respect to a Party the level of efforts and resources such Party would typically exert in similar circumstances pursuing the development and commercialisation of a similar product with similar market potential taking into account the stage of development or commercialisation, market potential and market size, the product life cycle, the risk of development or commercialisation of the Licensed Product, the cost effectiveness of efforts or resources, the competitiveness of alternative products that are or are expected to be in the marketplace, the scope and duration of patent rights or other proprietary rights related to the Licensed Product, and the profitability of the Licensed Product and alternative products. The efforts and resources of each Party’s respective Affiliates and Sub-Licensees shall count towards that Party’s own Diligent Efforts. Notwithstanding the foregoing, the exercise of diligence by the Licensee shall be determined by judging the Licensee’s commercially reasonable efforts taken as a whole, because the Licensee does not always seek to market its own products in every country or seek to obtain Regulatory Approval in every country or for every potential indication.

“Effective Date” means the date of this Agreement.

“Entity” means, and includes, any person, firm or company or group of persons or unincorporated body.

“Excluded Indications” means the diseases, conditions or disorders listed in Schedule 3, excluding Diabetic Retinopathy.

“Executives” means the Vice President, Global Head of Ophthalmology at the Licensee and the Chief Executive Officer at Ascendis.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“FDA” means the US Food and Drug Administration or any successor agency with comparable responsibilities.

“Feasibility Study Agreement” means the feasibility study agreement between Ascendis and Roche, dated [***].

“Field” means the treatment and/or prevention of any disease, condition or disorder of the [***], excluding Diabetic Retinopathy and the Excluded Indications.

“First Commercial Sale” means the first invoiced sale of a Licensed Product to a Third Party following the receipt of any Regulatory Approval required for the sale of such Licensed Product in a country, or if no such Regulatory Approval is required, the date of the first invoiced sale of a Product to a Third Party in such country.

“Force Majeure” means any circumstances not within the reasonable control of the Party concerned including, without limitation: (a) any strike, lockout or other industrial action, or any shortage of or difficulty in obtaining labour, fuel, raw materials or components; (b) any destruction, temporary or permanent breakdown, malfunction or damage of or to any premises, plant, equipment (including computer systems) or materials; (c) any breach of contract, default or insolvency by or of any Third Party, other than an Affiliate of the Party affected by the force majeure, or an employee or officer of that Party or Affiliate; (d) any action taken by a governmental or public authority imposing an embargo, export or import restriction, rationing, quota or other restriction or prohibition; (e) any civil commotion or disorder, riot, invasion, war, threat of or preparation for war; or (f) any accident, fire, or explosion, (other than in each case, one caused by a breach of contract by or assistance of the Party concerned) storm, flood, earthquake, subsidence, epidemic or other natural physical disaster. Notwithstanding the foregoing, lack of funds, manpower or equipment, interruption or failure of utility service and the fault or misconduct by any personnel engaged by a Party shall not be an event of Force Majeure.

“FTE” means a full time equivalent person year of work (consisting of 1673 hours per year for work in Denmark or 1768 hours per year for work in Germany), prorated on a daily or hourly basis as necessary.

“Generic Product” means a product (other than a Licensed Product) that is [***] where such compound is: [***].

“Glp-1 Product” means [***].

“Glucagon Product” means [***].

“Good Clinical Practice” means the applicable principles and guidelines for good clinical practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time-to-time, including without limitation those set out in the Harmonised Tripartite Guideline for Good Clinical Practice as finalised by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Good Laboratory Practice” means the applicable principles and guidelines for good laboratory practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time-to-time, including without limitation those set out in the OECD Principles of Good Laboratory Practice published by the Organisation for Economic Co-Operation and Development.

“Good Manufacturing Practice” means all applicable principles and guidelines for good manufacturing practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time-to-time, including without limitation as specified in the applicable provisions of (i) European Directive 2003/94/EC and further guidance as published by the European Commission in Volume IV of “The rules governing medicinal products in the European Community” and (ii) Title 21 Parts 210 and 211 of the US Code of Federal Regulations (21 CFR, parts 210 and 211).

“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Improvement” means any improvement, discovery, invention, development, enhancement, modification, technical information, whether or not patentable, made after the Effective Date.

“Indemnified Party” has the meaning ascribed to it in Clause 15.3.

“Insulin Product” means [***].

“Intellectual Property” means registered or unregistered trade marks, Patents, registered designs, unregistered design rights, business, company, domain or product names, service marks, copyright, know-how, Confidential Information, database rights, any rights in clinical study results, applications for and the right to apply for any of the foregoing, and any similar or analogous rights anywhere in the Territory.

“Intellectual Property Office” means the official local patent, trade mark or other Intellectual Property registry in each part of the Territory responsible for granting, maintaining records of, Patents, trade marks or other Intellectual Property and any instruments made in respect thereof.

“ISO” means the International Organization for Standardization.

“Joint Development Committee” or “JDC” means the joint development committee established under Clause 4.6.

“Joint Improvements” means any Improvements conceived or generated during the course of, and in connection with, this Agreement by employees, agents or service providers of both Ascendis and the Licensee or their respective Affiliates or Sub-Licensees, excluding Licensed Product Patents, Ascendis Improvements, Licensee Improvements and Process Inventions.

“Large Molecule” means a molecule that is not a Polypeptide or a Small Molecule.

“Licensed Product” means any combination of the Ascendis Technology with a therapeutic or prophylactic compound (including Small Molecules, Polypeptides or Large Molecules), regardless of its finished form, formulation or dosage, excluding Glucagon Product, Glp-1 Product and/or Insulin Product and any combination of Glucagon Product, Glp-1 Product and/or Insulin Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Licensed Product Patent” means any and all Patents that are Controlled by Ascendis or the Licensee or their respective Affiliates claiming a Licensed Product, or its use or formulation. By way of clarification, the term “Licensed Product Patent” excludes Ascendis Patents, Licensee Technology, Licensee Improvements, Process Inventions and Joint Improvements.

“Licensee Commercialised Compound” means any Licensee Proprietary Compound which is, or is a part of, a product that is commercialised by the Licensee.

“Licensee Improvement” means: (a) any Improvement conceived or generated by either Party solely relating to the Licensee Technology; or (b) any Improvement conceived or generated solely by employees, agents or service providers of the Licensee or its Affiliates which is not an Ascendis Improvement. By way of clarification, the term “Licensee Improvement” excludes Ascendis Improvements, Licensed Product Patents, Process Inventions and Joint Improvements.

“Licensee Indemnitee” has the meaning ascribed to it in Clause 15.2.

“Licensee Proprietary Compound” means a therapeutic or prophylactic compound the manufacture, use, sale, offer for sale or importation of which would infringe a Valid Claim of a Patent that is Controlled by the Licensee.

“Licensee Technology” means the Licensee’s proprietary: (a) therapeutic or prophylactic compounds and their use; and (b) manufacturing methods.

“Loss” or “Losses” means any and all losses, liabilities, damages, fines, penalties, costs or expense (including reasonable attorneys’ fees and other expenses of litigation).

“Manufacture” or “Manufacturing” means any manufacturing activity of any Licensed Product, or any ingredient thereof, including manufacturing for pre-clinical or clinical use, or commercial sale, testing, handling, packaging and storage, ongoing stability tests and regulatory activities related to any of the foregoing.

“Marketing Authorisation” means the authorisation issued by the relevant Regulatory Authority necessary to place on the market Licensed Product in any country or regulatory jurisdiction, but for the avoidance of doubt shall not include pricing and reimbursement approvals or inclusion on the official list of reimbursable drugs.

“Net Sales” means the sum of:

(A)	in the case of sales of Licensed Product by the Licensee or its Affiliates, with respect to a given period of time, the amount calculated by subtracting from the Sales of such Licensed Product:

(1)	a [***] deduction of [***];

(2)	uncollectible amounts accrued during such period based on a proportional allocation of the total bad debts accrued during such period;

(3)	credit card charges (including processing fees) accrued during such period on such Sales; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(4)	government mandated fees and taxes and other government charges accrued during such period for such Licensed Product including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body, provided that the foregoing deductions under (1) to (4) were not already taken as a gross-to-net deduction in accordance with the Accounting Standard in the calculation of Sales of such Licensed Product for such period; and

(B)	in the case of sale of Licensed Product by any Sub-Licensee that is not an Affiliate, the net sales amounts reported to the Licensee in accordance with the Sub-Licensee’s contractual terms and its then currently used accounting standards.

For clarity, the following shall not be included in “Net Sales”: (i) Licensed Products supplied as samples for use in non-clinical studies, transferred for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at cost or no charge to eligible patients; (ii) Licensed Product used as samples at cost or no charge to promote additional Net Sales, in amounts consistent with normal business practices of the Licensee or its Affiliates or Sub-Licensees or in any tests or studies necessary to comply with any Applicable Laws or request by a Regulatory Authority or governmental authority; and (iii) any Sub-Licensee sales as reported to Licensee in accordance with Compulsory Sub-Licence agreements.

In the case of any sale of a Licensed Product between the Licensee and its Affiliates or Sub-Licensees for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a Third Party.

In the event a Licensed Product is sold in combination with one or more other active ingredients or other products that are not subject to this Agreement (as used in this definition of Net Sales, a “Combination”), then for each Quarterly Period and on a country-by-country basis, the gross amount invoiced for that Licensed Product shall be calculated [***]. In the event that the other active ingredient is not sold separately, then the gross amount invoiced for that Licensed Product, as applicable, shall be calculated [***]. In the event that a particular Combination is not addressed by the foregoing, Net Sales for purposes of this Agreement shall be determined by the Parties in good faith.

“Non-Bankrupt Party” has the meaning ascribed to it in Clause 18.3(A).

“Obesity” has the meaning ascribed to it in Schedule 3.

“Other Licensed Product” means a Licensed Product other than a Ranibizumab Licensed Product.

“Patents” means any and all: (a) issued patents, including inventor’s certificates; (b) patent applications, including any conversion, continuation, continuation-in-part, division, provisional or substitution thereof, and any patents issuing thereon; (c) any reissues, re-examinations, confirmations or extensions of such patents (including supplementary protection certificates); and (d) any foreign counterparts of such patent applications and patents in any country in the Territory. By way of clarification, for the purpose of the definition of “Valid Claim” only, the term “Patents” excludes patent applications.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Phase I Trial” means, with respect to a Licensed Product, any human clinical trial conducted in any country that generally provides for the first introduction into humans of a pharmaceutical product which provides a preliminary assessment of safety and tolerability of such pharmaceutical product in healthy volunteers or patient volunteers, or otherwise generally consistent with U.S. 21 C.F.R. §312.21(a) with respect to the United States (or corresponding laws with respect to other jurisdictions as applicable).

“Phase II Trial” means, with respect to a Licensed Product, any human clinical trial conducted in any country that is designed: (a) to evaluate the efficacy of the pharmaceutical product for a particular indication or indications in patient volunteers with the indication under study and to assess side effects; or (b) to support an additional Phase II Trial or any Phase III Trial.

“Phase III Trial” means, with respect to a Licensed Product, any human clinical trial conducted in any country after preliminary evidence suggesting acceptable efficacy and safety of the pharmaceutical product has been obtained in prior studies, which is intended to gather additional information to evaluate the overall safety and efficacy of the pharmaceutical product and provide an adequate basis for physician labelling.

“Post-Generic Launch Quarterly Period” has the meaning ascribed to it in Clause 7.6.

“Pre-Generic Launch Quarterly Period” has the meaning ascribed to it in Clause 7.6.

“Polypeptide” means a polypeptide [***].

“Process Inventions” means any and all Technical Information, Patents or other Intellectual Property generated by or on behalf of the Licensee relating to process optimisation, process development, up-scaling and/or manufacturing of Licensed Products. By way of clarification, the term “Process Inventions” excludes process optimisation, process development, up-scaling and/or manufacturing of Licensed Products if it is not related to the Ascendis Technology.

“Product and Release Services” has the meaning ascribed to it in Clause 5.2.

“Quarterly Period” means each period of three months commencing on 01 January, 01 April, 01 July and 01 October in a given calendar year.

“Ranibizumab” means: (a) the Licensee’s proprietary drug, ranibizumab, which is the active pharmaceutical ingredient in the product marketed as Lucentis® as of the Effective Date; and (b) [***].

“Ranibizumab Licensed Product” means a Licensed Product containing Ranibizumab.

“Regulatory Approval” means all necessary approvals (including Marketing Authorisations, pricing and reimbursement approvals and inclusion on the official list of reimbursable drugs, as applicable) for the sale of Licensed Product for one or more indications in a country or regulatory jurisdiction.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction in the Territory involved in the granting of Regulatory Approval for, or involved in the regulation of, pharmaceutical products.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Research and Technical Development Plan” means a research and technical development plan detailing: (a) the activities to be performed by the Parties (themselves or through their Affiliates or Sub-Licensees) in connection with the research and technical development of a Licensed Product under this Agreement; and (b) the deliverables, timetable and budget with respect to the Research and Technical Development Plan Activities.

“Research and Technical Development Plan Activities” means the activities performed (or to be performed) by or on behalf of each Party under a Research and Technical Development Plan.

“Research Collaboration Agreement” means the research collaboration agreement between Ascendis Pharma A/S and Genentech, dated [***], as amended on [***] and as amended and restated on [***].

“Reservation Period” has the meaning ascribed to it in Clause 2.3(E)(3).

“Reserved Compound” has the meaning ascribed to it in Clause 2.3(E).

“Royalty Term” has the meaning ascribed to it in Clause 7.4.

“Sales” means, with respect to a Licensed Product in a particular period, the amount stated in the Licensee’s sales line of its externally published audited financial statements with respect to such Licensed Product for such period (excluding sales to any Sub-Licensee for the purpose of resale). This amount reflects the gross invoice price at which such Licensed Product was sold or otherwise disposed of to Third Parties (excluding sales to any Sub-Licensee for the purpose of resale) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the Accounting Standards.

By way of example, the gross-to-net deductions taken in accordance with the Accounting Standard as of the Effective Date include the following:

(A)	credits, reserves or allowances granted for: (i) damaged, outdated, returned, rejected, withdrawn or recalled Licensed Product; (ii) wastage replacement and short-shipments; (iii) billing errors; and (iv) indigent patient and similar programs (e.g., price capitation);

(B)	governmental price reductions and government mandated rebates;

(C)	chargebacks, including those granted to wholesalers, buying groups and retailers;

(D)	customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

(E)	taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Licensed Product (excluding income or franchise taxes).

For the purpose of clarity, sales by the Licensee and its Affiliates to any Sub-Licensee for the purpose of resale shall be excluded from the term “Sales”. Any Sub-Licensee sales as reported to the Licensee in accordance with any Compulsory Sub-Licence agreements shall be excluded from the Sales amount.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Sanofi Agreement” means the licence agreement between Ascendis Pharma A/S and Sanofi-Aventis Deutschland GmbH, dated 15 December 2010.

“SDEA” has the meaning ascribed to it in Clause 9.1.

“Severe Material Breach” means a material breach that has a serious adverse effect on the benefit which the terminating Party would otherwise derive from any of the obligations set out in Clauses 2.1, 2.3, 2.5, 10, 11 and 14.

“Small Molecule” means a non-peptidic molecule with a molecular weight of less than [***], including, without limitation, an amino acid.

“Sub-Licensee” means any Entity that has been granted a sub-licence by either Party of its rights granted hereunder in accordance with Clause 2.4.

“Target” means a molecule that a therapeutic or prophylactic compound in a Licensed Product directly binds to and modulates.

“Technical Information” means any and all: (a) identifiable know-how, data, inventions, discoveries, findings, methods, proprietary information, processes, techniques, materials and other information and technology (whether patentable or not) including formulae, biological materials, practices, test data (including pharmacological, toxicological and clinical information and related reports, statistical analyses, expert opinions and the like), analytical and quality control data, marketing, pricing, distribution, cost and sales data or descriptions; and (b) all Intellectual Property with respect to the items in subsection (a) above other than Patents. For clarity, as used in this Agreement, the term “Technical Information” excludes Patents.

“Territory” means worldwide.

“Third Party” means any Entity other than Ascendis or its Affiliates or its Sub-Licensees, or the Licensee or its Affiliates or its Sub-Licensees.

“Third Party Claim” means any action, suit or other proceedings brought by a Third Party.

“Third Party Licences” has the meaning ascribed to it in Clause 7.7.

“TransCon Hydrogel” means Ascendis’ proprietary [***] hydrogel containing TransCon Linkers, [***].

“TransCon Linker” means Ascendis’ proprietary linker used in [***].

“United States”, “US” or “USA” means the United States of America, its territories and possessions as of the Effective Date, including the Commonwealth of Puerto Rico.

“Valid Claim” means any claim of a Patent that has not expired or been disclaimed, abandoned or dedicated to the public, or held revoked, unenforceable, unpatentable or invalid (whether through reexamination, reissue, opposition or otherwise) by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time frame allowed for appeal.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto, TVA or any other system of value added tax as provided for in Council Directive 2006/112/EC applied in any Member State of the European Union and any other similar turnover, sales or purchase, tax or duty levied by any other jurisdiction whether central, regional or local.

1.2	Construction

In this Agreement where the context admits:

(A)	references to any statute or statutory provisions shall be deemed to refer to those provisions as amended or re-enacted or as their application is modified by other provisions from time-to-time and any reference to a statutory provision shall include any subordinate legislation made from time-to-time under that provision;

(B)	references to “this Agreement” or to any other agreement or document referred to in this Agreement mean this Agreement or such other agreement or document as may be amended, varied, supplemented, modified or novated from time-to-time, and include the Schedules;

(C)	references to Clause(s) and Schedule(s) are references to clause(s) and schedule(s) of and to this Agreement, and each of the Schedules shall have effect as if set out in this Agreement;

(D)	references to “proprietary” mean Controlled by a Party, but do not infer any requirement of a Patent;

(E)	the headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement;

(F)	the singular includes the plural and vice versa, and references to the masculine, feminine and the neuter shall include all such genders;

(G)	references to any Party include its successors and permitted assigns;

(H)	the symbol “€” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty, known as the “Euro”; and

(I)	the symbol “$” means the lawful currency of the United States of America, known as the “US Dollar”.

2.	Grants and Restrictions

2.1	Ascendis hereby grants to the Licensee and its Affiliates:

(A)	an exclusive (even as to Ascendis and subject to Clauses 4.4 and 18.1), royalty-bearing (in accordance with Clause 7) licence (with the right to grant sub-licences subject to Clause 2.4) under the Licensed Product Patents, Ascendis Patents, Ascendis Technical Information, Ascendis Improvements and Ascendis’ and its Affiliates’ interest in Joint Improvements, in each case that are Controlled by Ascendis or its Affiliates, to make, have made, use, sell, offer for sale or import Licensed Product in the Field in the Territory; and

(B)	a non-exclusive (subject to Clause 18.1), royalty-bearing (in accordance with Clause 7) licence (with the right to grant sub-licences subject to Clause 2.4) under the Licensed Product Patents, Ascendis Patents, Ascendis Technical Information, Ascendis Improvements and Ascendis’ and its Affiliates’ interest in Joint Improvements, in each case that are Controlled by Ascendis or its Affiliates, to make, have made, use, sell, offer for sale or import Licensed Product in Diabetic Retinopathy in the Territory.

2.2	The Licensee hereby grants to Ascendis and its Affiliates a non-exclusive, royalty-free, perpetual licence (with the right to grant sub-licences subject to Clause 2.4) under the Licensed Product Patents, Process Inventions and the Licensee’s and its Affiliates’ interest in Joint Improvements, in each case that are Controlled by the Licensee or its Affiliates, to make, have made, use, sell, offer for sale or import Licensed Product outside of the Field in the Territory.

2.3	Restrictions

(A)	Other than pursuant to this Agreement, neither Ascendis nor its Affiliates shall: (i) conduct, directly or indirectly, any research, development or commercialisation of any Ascendis Technology, Ascendis Technical Information, Ascendis Improvements and/or Ascendis’ and its Affiliates’ interest in Joint Improvements for use in the Field in the Territory; or (ii) sell, license, transfer or otherwise dispose of the Licensed Product Patents, Ascendis Patents, Ascendis Technical Information, Ascendis Improvements and/or Ascendis’ and its Affiliates’ interest in Joint Improvements to any Third Party for use with a Generic Product in the Field in the Territory.

(B)	Other than pursuant to this Agreement, neither Ascendis nor its Affiliates shall: (i) conduct, directly or indirectly, any commercialisation of any Ascendis Technology, Ascendis Technical Information, Ascendis Improvements and/or Ascendis’ and its Affiliates’ interest in Joint Improvements for use in Diabetic Retinopathy in the Territory, except in relation to products whose first Marketing Authorisation (irrespective of ownership) is for [***]; or (ii) sell, license, transfer or otherwise dispose of the Licensed Product Patents, Ascendis Patents, Ascendis Technical Information, Ascendis Improvements and/or Ascendis’ and its Affiliates’ interest in Joint Improvements to any Third Party for use with a Generic Product in Diabetic Retinopathy in the Territory, except in relation to products whose first Marketing Authorisation (irrespective of ownership) is for [***].

(C)	Other than pursuant to this Agreement, neither Ascendis nor its Affiliates shall conduct, directly or indirectly, any research or development of any Ascendis Technology, Ascendis Technical Information, Ascendis Improvements and/or Ascendis’ and its Affiliates’ interest in Joint Improvements for use in Diabetic Retinopathy in the Territory, except that nothing in this Clause 2.3(C) shall prevent Ascendis, its Affiliates or its licensee under the Sanofi Agreement from researching and developing products in Diabetic Retinopathy before having completed development in, or obtained Marketing Authorisation for, [***].

(D)	During the term of this Agreement, neither Ascendis nor its Affiliates shall develop or commercialise outside the Field or outside Diabetic Retinopathy, in each case in the Territory, any Licensed Product: (i) that is the subject of an active Research and Technical Development Plan and/or in active clinical development and/or subject to milestone or royalty obligations under this Agreement; and (ii) where the therapeutic or prophylactic compound in such Licensed Product is a Licensee Proprietary Compound.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(E)	The Licensee may notify Ascendis of up to: [***], and neither Ascendis nor its Affiliates shall initiate research, development or commercialisation activities with such Reserved Compounds as a Licensed Product outside the Field or outside Diabetic Retinopathy, in each case in the Territory, provided that:

(1)	such restriction shall not apply to Licensee Commercialised Compounds which Ascendis or its Affiliates can demonstrate are subject to an active research or development plan of Ascendis or its Affiliates at the time of such notification;

(2)	if the Licensee notifies Ascendis of [***] Licensee Commercialised Compounds pursuant to Clause 2.3(E)(ii) above in such [***] period, then the Licensee shall notify Ascendis of [***] Reserved Compound to which such restriction shall no longer apply; and

(3)	such restriction shall, in respect of each Reserved Compound, apply only until the earlier of: (i) [***] after the applicable notification date under Clause 2.3(E)(i) or 2.3(E)(ii) above; or (ii) [***], on a Reserved Compound-by-Reserved Compound basis (“Reservation Period”).

On expiry of the Reservation Period for a Reserved Compound, such Reserved Compound ceases to be a Reserved Compound and, subject to Clause 2.3(D), nothing in this Clause 2.3(E) shall prevent Ascendis or its Affiliates from developing or commercialising it in a Licensed Product outside the Field or outside Diabetic Retinopathy, in each case in the Territory.

(F)	On or after the Effective Date, neither Ascendis nor its Affiliates shall enter into any licence and/or provide any Ascendis Patents, Ascendis Technology, Ascendis Technical Information, Ascendis Improvements, Licensed Product Patents and/or Ascendis’ and its Affiliates’ interest in Joint Improvements for use in Diabetic Retinopathy in the Territory; provided that nothing in this Clause 2.3(F) shall prejudice or otherwise affect any rights or licences granted pursuant to the Sanofi Agreement for Diabetic Retinopathy prior to the Effective Date.

(G)	For the avoidance of doubt, Clauses 2.3(A) to 2.3(F) apply to Ascendis and its Affiliates only, and do not apply to: (i) Sub-Licensees or licensees of Ascendis or its Affiliates; or (ii) Third Parties. In addition, the Licensee shall have the sole right, but not the obligation, to enforce Clauses 2.3(A) to 2.3(F).

(H)	Neither the Licensee nor its Affiliates shall: (i) conduct, directly or indirectly, any research, development or commercialisation of any Ascendis Patents, Ascendis Technology, Ascendis Technical Information, Ascendis Improvements, Licensed Product Patents and/or Ascendis’ and its Affiliates’ interest in Joint Improvements for use outside the Field and outside Diabetic Retinopathy in the Territory; or (ii) sell, license, transfer or otherwise dispose of: (a) Licensed Product; or (b) any rights in the Licensed Product Patents, Ascendis Patents, Ascendis Technical Information, Ascendis Improvements to any Third Party, in each case for use outside the Field and outside Diabetic Retinopathy in the Territory. The restriction in this Clause 2.3(H) shall continue only for so long as such activities would infringe a Valid Claim in a Licensed Product Patent and/or Ascendis Patent.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4	Each Party agrees that:

(A)	any and all sub-licences granted under Clauses 2.1 and 2.2 shall be on terms consistent with the terms of this Agreement, contain obligations on each Sub-Licensee to perform and observe terms and conditions similar to those contained herein so far as the same are applicable;

(B)	it shall be liable to the other Party for any acts and omissions of its Sub-Licensee that cause any breach of the provisions of this Agreement; and

(C)	it shall, within thirty (30) days of the grant of each sub-licence, provide the other Party with a copy of such sub-licence, provided that [***].

2.5	Ascendis shall use its best efforts not to commit any acts or omissions that could cause a material breach of any licence agreement pursuant to which Ascendis has rights to Intellectual Property that it has sub-licensed to the Licensee under this Agreement, such that its Third Party licensor terminates or amends such licence agreement in any way that materially adversely affects a licence or other right granted to the Licensee under this Agreement that is used in a Licensed Product being developed (including under an active Research and Technical Development Plan) or commercialised by the Licensee. Ascendis shall not exercise any rights it may have with respect to any such licence agreement, or amend, terminate, or waive any of its rights under, such licence agreement in any way that materially adversely affects a licence or other right granted to the Licensee under this Agreement that is used in a Licensed Product being developed (including under an active Research and Technical Development Plan) or commercialised by the Licensee.

2.6	Only the licences granted or retained pursuant to the express terms of this Agreement shall be of any legal force or effect. No other licence rights shall be created by implication, estoppel or otherwise under this Agreement.

2.7	Each Party shall procure that its Affiliates shall comply with the terms and conditions of this Agreement and shall be liable to the other Party for any acts or omissions of such Affiliates which are not in compliance with the terms and conditions of this Agreement.

3.	Technical Information and Patents

3.1	Within [***] of the Effective Date, Ascendis shall deliver and provide to the Licensee the items of Ascendis Technical Information listed in Schedule 2.

3.2	Ascendis shall use its Diligent Efforts to provide the Licensee with any additional Technical Information that is not specified in Schedule 2 but is Controlled by Ascendis and/or its Affiliates relating to the Ascendis Technical Information or Ascendis Technology during the term of this Agreement that is necessary or useful for the Licensee to make, have made, use, sell, offer for sale or import Licensed Product in the Field or Diabetic Retinopathy in the Territory. Ascendis’ fees for the provision of such additional Technical Information, upon the Licensee’s request, shall be charged at the Ascendis FTE Rate.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3	Upon the Licensee’s written request, but in no event more than once per calendar year during the term of this Agreement, Ascendis shall provide [***] to the Licensee an updated (as of the date the request is received by Ascendis) of Part 2 of Schedule 1 and/or Schedule 2.

4.	Development and Commercialisation

4.1	The Parties shall perform and complete, or cause the performance and completion of, their respective Research and Technical Development Plan Activities, and deliver to each other a summary of the results (including raw data if reasonably requested by a Party), samples and reports arising therefrom in accordance with each Research and Technical Development Plan within [***] following completion thereof.

4.2	The Licensee shall provide Ascendis with a draft of each Research and Technical Development Plan. The Licensee shall consider, in good faith, any comments regarding each draft Research and Technical Development Plan that Ascendis provides to the Licensee within [***] of Ascendis’ receipt of such draft Research and Technical Development Plan. In addition, the Licensee shall keep Ascendis informed of the progress of the development of each Licensed Product against the applicable Research and Technical Development Plan at each meeting of the JDC pursuant to Clause 4.6(A).

4.3	The Licensee shall use Diligent Efforts to develop and commercialise Licensed Product in the Field and/or Diabetic Retinopathy in the Territory, including, subject to Clause 5.1, using Diligent Efforts to commence Research and Technical Development Plans [***].

4.4	If the Licensee has not commenced Research and Technical Development Plans for [***] such Licensed Products within [***] and Ascendis has complied with Clause 5.1, then the licence granted to the Licensee under Clause 2.1(A) shall become non-exclusive in the Field, except that [***].

4.5	The Licensee shall conduct all development of Licensed Product in compliance with current Good Laboratory Practice, Good Clinical Practice and Good Manufacturing Practice, in each case, where applicable. Neither Party shall use any person that has been debarred, disqualified or banned from practising medicine to perform activities under this Agreement, and each Party shall immediately notify the other Party in writing if any person performing activities under this Agreement is disqualified, debarred or banned from practising medicine.

4.6	Joint Development Committee

(A)	Formation of JDC

Promptly after the Effective Date, the Parties will form a Joint Development Committee comprised of [***] representatives of Ascendis and [***] representatives of the Licensee for the first Research and Technical Development Plan (and will promptly form a JDC following agreement between the Parties in relation to each additional Research and Technical Development Plan).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

One representative of the Licensee at the JDC will be selected to act as the chairperson of the JDC. The JDC will meet at least [***] times per year during the term of a Research and Technical Development Plan. Such meetings may be conducted by videoconference, teleconference or in person, as agreed by the Parties. The JDC will agree upon the time and location of the meetings. The chairperson, or his or her designee, will circulate an agenda for each meeting approximately one (1) week before the date scheduled for the meeting, and will include all matters requested to be included on such agenda by either Party. The chairperson, or his or her designee, will take complete and accurate minutes of all discussions occurring at the JDC meetings and all matters decided upon at the meetings except that matters reflecting legal advice of counsel will not be included in such minutes. A copy of the draft minutes of each meeting will be provided to each Party by the chairperson, or his or her designee, after each meeting, and such minutes will be reviewed by the JDC members, any needed changes discussed and final minutes agreed to and provided to each Party within thirty (30) days after each meeting unless otherwise agreed. A reasonable number of additional representatives of a Party may attend meetings of the JDC in a non-voting capacity. Each Party is responsible for its travel costs and expenses associated with attending meetings.

(B)	JDC functions and powers

The responsibilities of the JDC will be as follows:

(1)	encouraging and facilitating communication between the Parties with respect to the development of Licensed Products and the Research and Technical Development Plan Activities;

(2)	establishing and revising the applicable Research and Technical Development Plan’s objectives, goals and schedules, and reviewing and approving amendments to the applicable Research and Technical Development Plan (including to the applicable Research and Technical Development Plan’s budget);

(3)	monitoring, discussing and overseeing the progress of the development of Licensed Products and each Party’s progress with respect to the Research and Technical Development Plan Activities for which it is responsible and each Party’s diligence in carrying out its responsibilities under the applicable Research and Technical Development Plan; and

(4)	carrying out the other duties and responsibilities described for it in this Agreement.

(C)	JDC decision making

All decisions of the JDC will be made by unanimous vote, with each of Ascendis, Genentech and Roche having one vote and the decisions will be recorded in the JDC minutes. If after reasonable discussion and consideration of each of the Parties’ views on a particular matter before the JDC, the JDC is unable to reach a decision by unanimous vote on that matter, then [***]; provided, however, that in no event shall [***] such matter in a manner that:

(1)	materially impairs any rights or assets [***];

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)	results in: (i) increased out-of-pocket costs [***]; or (ii) an increased obligation [***] to utilise any internal resources, in each case unless [***];

(3)	results in a material reallocation of the activities [***] under a Research and Technical Development Plan unless the [***];

(4)	results in a material expansion of the activities, or scope, of [***]; or

(5)	knowingly results in: [***].

The JDC shall not have any authority other than that expressly set forth above and, specifically, shall have no authority: (x) to amend or interpret this Agreement; (y) to determine whether or not a Party has met its diligence or other obligations under the Agreement; or (z) to determine whether or not a breach of this Agreement has occurred.

(D)	Termination of JDC

The JDC shall terminate in respect of a Research and Technical Development Plan upon completion by both Parties of their respective Research and Technical Development Plan Activities, unless the Parties otherwise agree.

5.	Manufacturing

5.1	During the first [***] after the Effective Date, or for a longer period as may be mutually agreed between the Parties, and in order to enable the initiation of the Licensee’s activities under the Research and Technical Development Plans initiated within such [***] after the Effective Date, Ascendis shall, subject to the provisions of this Clause 5.1, use its Diligent Efforts to provide to the Licensee the raw materials for the TransCon Linker and starting materials for placebo TransCon Hydrogel or the placebo TransCon Hydrogel, in each case as necessary for the manufacture of Licensed Product (the “Raw Materials”). The Licensee shall submit a written request to Ascendis, which request shall outline the Licensee’s requirements for such Raw Materials, and Ascendis shall, within the timeline mutually agreed by the Parties supply such requirements, subject to the terms of Ascendis’ written agreements with Third Party manufacturing organisations and any reasonable requirements of such Third Party manufacturing organisations. The transfer price for Raw Materials shall be [***] to such Third Party manufacturing organisation by Ascendis, and [***].

5.2	In addition, for each Research and Technical Development Plan, Ascendis shall assist with identifying: (a) the appropriate linker and/or hydrogel composition; and (b) the associated manufacturing reaction conditions, including selection of protection groups and analytical characterisation for the related Licensed Product (“Product and Release Services”). For each Licensed Product, Ascendis shall provide chemistry, manufacturing and control support pertaining to the up-scaling of Licensed Product (“CMC Services”). Ascendis’ activities associated with Product and Release Services and/or CMC Services shall be charged at the Ascendis FTE Rate.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3	Except as set forth in Clauses 5.1 and 5.2 above, the Licensee shall be solely responsible at its own expense for all technical research and development and Manufacturing of pre-clinical, clinical and commercial quantities of Licensed Product developed under this Agreement in the Field or Diabetic Retinopathy in the Territory.

5.4	Ascendis shall provide to the Licensee (and/or any Third Party contracted by the Licensee) all Ascendis Technical Information that is Controlled by Ascendis and/or its Affiliates and is necessary or reasonably useful to enable the Manufacture of the Licensed Product in the Field or Diabetic Retinopathy in the Territory. Ascendis shall provide a sufficient number of personnel hours necessary or useful to enable the Licensee (or a Third Party contracted by the Licensee) to use the Ascendis Technology for such Manufacture. Ascendis’ fees for the provision of such Ascendis Technical Information and personnel hours shall be charged at the Ascendis FTE Rate.

5.5	The Licensee shall, and it shall procure that its Affiliates and any Sub-Licensees shall:

(A)	ensure that any packaging together with any inserts or material relating to the sale of Licensed Product comply with Applicable Laws and are marked, where required, with all relevant patent numbers of Ascendis Patents and/or Licensed Product Patents; and

(B)	conduct all packaging and distribution in accordance with current Good Manufacturing Practice.

6.	Regulatory

6.1	The Licensee shall have the sole responsibility for obtaining and maintaining, and shall own, all Regulatory Approvals for Licensed Product developed under this Agreement from Regulatory Authorities in each of the countries in the Territory in the Field or Diabetic Retinopathy.

6.2	The Licensee undertakes to comply, and to procure that its Sub-Licensees and contractors comply, with all requirements of Regulatory Authorities and/or applicable law, regulation and guidance.

6.3	Ascendis shall provide assistance and information as reasonably requested by the Licensee in support of such regulatory activities, which shall be charged at the Ascendis FTE Rate.

7.	Payments

7.1	Upfront

The Licensee shall pay Ascendis a one-time, non-refundable, upfront payment of Twenty Million US Dollars ($20,000,000) within [***] of the Effective Date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2	Research and development funding

The Licensee shall pay Ascendis the Ascendis Research and Technical Development Plan Expenses in accordance with the Research and Technical Development Plans and Clauses 5 and 6.

7.3	Development milestones

(A)	The Licensee shall notify Ascendis within [***] of the first satisfaction of the applicable development milestones under sections [***] below, and within [***] of the first satisfaction of the applicable commercialisation milestones under sections [***] below, with the first Licensed Product in a particular Class for each Target.

For example, if the Licensee develops a particular Licensed Product to a Target, which Licensed Product incorporates a Large Molecule, and pays development milestones [***], no payment shall be due under such development milestones on the Licensee’s development of another Licensed Product to the same Target, which Licensed Product incorporates a Large Molecule, including the same or different Large Molecule. Likewise, if the Licensee develops a particular Licensed Product to a Target, which Licensed Product incorporates a Large Molecule, and pays development milestones [***], payment shall be due under such development milestones on the Licensee’s development of another Licensed Product to the same Target, which Licensed Product incorporates a Small Molecule or a Polypeptide.

	Milestones	Amount
(i)	[***]	[***]
(ii)	[***]	[***]
(iii)	[***]	[***]
(iv)	[***]	[***]
(v)	[***]	[***]
(vi)	[***]	[***]
(vii)	[***]	[***]
	Total milestones	[***]

(B)	Milestones paid for Other Licensed Products shall be paid at [***] of the amounts indicated in the table above.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(C)	Where any development milestone [***] for a Licensed Product in a particular Class and Target is not achieved before the next development milestone is achieved, the sum of the milestone payments due for both the non-achieved and the achieved development milestone shall be paid to Ascendis for such Licensed Product. For example, should a Licensed Product go directly to development milestone [***] without going through development milestone [***], the sum of the milestone payments due for development milestone [***] and development milestone [***] would be payable to Ascendis upon achievement of development milestone [***] for such Licensed Product.

(D)	In any event, the total development milestones shall not exceed [***] per Class and Target for a Ranibizumab Licensed Product and [***] per Class and Target for any Other Licensed Product.

(E)	Following receipt by Ascendis of notice in accordance with Clause 7.3(A), Ascendis shall submit an invoice to the Licensee for the amount of such development milestone payment, and the Licensee shall pay the respective payment for such event within [***] after receipt of such invoice from Ascendis. All invoices shall identify the associated Licensed Product, the fee being invoiced and the description of the milestone event. Unless otherwise requested by the Licensee in writing, Ascendis shall send invoices to Genentech at the address in the preamble of this Agreement, to the attention of Finance Manager, Business Development, M/S 53.

7.4	Royalty term

The royalty term for each Licensed Product will begin upon the date of First Commercial Sale of such Licensed Product and will extend, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) for [***] after such First Commercial Sale of such Licensed Product in such country; or (ii) while the use or sale of a Licensed Product would, but for the licences granted by Ascendis herein, infringe a Valid Claim within the Ascendis Patents or Licensed Product Patents in such country, whichever of (i) or (ii) is longer (the “Royalty Term”).

7.5	Royalty rates

(A)	During the Royalty Term, in respect of Ranibizumab Licensed Products, the Licensee will pay to Ascendis royalties on Net Sales of all Ranibizumab Licensed Products on the following worldwide cumulative basis:

Annual Net Sales	Royalty rate
That portion of calendar year Net Sales accumulated worldwide greater than [***]	[***]
That portion of calendar year Net Sales accumulated worldwide greater than [***]	[***]
That portion of calendar year Net Sales accumulated worldwide greater than [***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B)	During the Royalty Term, in respect of Other Licensed Products, the Licensee will pay to Ascendis royalties on Net Sales of such Other Licensed Products on the following worldwide cumulative basis:

Annual Net Sales	Royalty rate
That portion of calendar year Net Sales accumulated worldwide greater than [***]	[***]
That portion of calendar year Net Sales accumulated worldwide greater than [***]	[***]
That portion of calendar year Net Sales accumulated worldwide greater than [***]	[***]

(C)	If the Licensee [***] filed on or before [***]) on or after [***], and the use or sale of a Licensed Product would, [***] in respect of such Licensed Product shall be reduced by [***] on a Licensed Product-by-Licensed Product and country-by-country basis. For clarity, this reduction shall not apply if: (i) the [***] that is the subject of [***] filed on or after [***]) on or after [***]; or (ii) if the [***].

(D)	Royalties payable under this Clause 7.5 for Ranibizumab Licensed Products shall be paid within [***] of the end of each Quarterly Period and for Other Licensed Products shall be paid within [***] of the end of each Quarterly Period, in each case in US Dollars to the credit of a bank account to be designated in writing by Ascendis. The Licensee shall convert the amount of such sales into Swiss Francs and then into US Dollars using the Licensee’s then-current internal foreign currency translation actually used on a consistent basis in preparing its audited financial statements.

(E)	At the same time as payment of royalties falls due, the Licensee shall submit, or cause to be submitted, to Ascendis a statement in writing recording the calculation of such royalties payable and in particular:

(1)	the Quarterly Period for which the royalties are calculated;

(2)	the Sales of each Licensed Product sold during the Quarterly Period;

(3)	the amount of lump sum deduction as per subpart (1) of the Net Sales definition during the Quarterly Period;

(4)	the uncollectible amounts as per subpart (2) of the Net Sales definition during the Quarterly Period;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(5)	the amount of credit card charges as per subpart (3) of the Net Sales definition during the Quarterly Period;

(6)	the amount of government mandated fees and taxes as per subpart (4) of the Net Sales definition during the Quarterly Period;

(7)	the Net Sales of each Licensed Product sold during the Quarterly Period;

(8)	the amount of royalties due and payable; and

(9)	the amount of any withholding or other income taxes deductible or due to be deducted from the amount of royalties due and payable (if applicable).

(F)	Where the Licensee has granted any sub-licence, the Licensee shall include, in its royalty payments, payments in respect of all sales which are carried out by or on behalf of the Sub-Licensee, and shall include records of such sales in the statements it submits pursuant to this Clause 7.5.

7.6	Royalty reduction for Generic Product

During the Royalty Term, for sales of Licensed Product where a Generic Product for such Licensed Product is sold in the Field or Diabetic Retinopathy in a particular country in the Territory, the applicable royalty rate in effect with respect to such Licensed Product in such country will be reduced by [***] if the sum of: (a) the Sales of such Licensed Product; and (b) (as applicable) the net sales of such Licensed Product by any Sub-Licensee that is not an Affiliate reported to the Licensee in accordance with the Sub-Licensee’s contractual terms and its then currently used accounting standards in such country are reduced by [***] in a Quarterly Period (such Quarterly Period being a “Post-Generic Launch Quarterly Period”) compared to the sum of (a) and (b) of such Licensed Product in such country in the equivalent Quarterly Period immediately prior to the launch of the Generic Product (such Quarterly Period being a “Pre-Generic Launch Quarterly Period”); provided that the same principles are applied in the calculation of such sum as are usually and consistently applied by the Licensee and such Sub-Licensee during the consecutive Quarterly Periods between the Pre-Generic Launch Quarterly Period and the Post-Generic Launch Quarterly Period (inclusive). In any event, the applicable royalty rate shall not be less than [***].

7.7	Third Party licences

If the Licensee (or its Affiliates or Sub-Licensees) is required to make payments under any agreement entered into with any Third Party for patent or know-how rights to make, have made, use, sell, offer for sale or import a Licensed Product in the Field or Diabetic Retinopathy in a particular country in the Territory, and such Third Party payments are required solely for the Licensee to practise Ascendis Technology claimed in the Ascendis Patents and used or incorporated in such Licensed Product that is being developed and commercialised by the Licensee in such country (“Third Party Licences”), then, on a calendar year, Licensed Product-by-Licensed Product basis, the Licensee may offset against its royalty obligations to Ascendis up to [***] of the amount of such Third Party payment for such calendar year; provided that such offset shall not reduce the applicable royalty rate payable to Ascendis by more than [***] and provided further that, in any event, the applicable royalty rate shall not be less than [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.8	Taxes

In the event that the Licensee is required, under applicable laws, to withhold any deduction or tax from any payment due to Ascendis under this Agreement, such amount shall be deducted from the payment to be made by the Licensee, paid to the proper taxing authority, provided that the Licensee shall take reasonable and lawful actions to avoid and minimise such withholding and promptly notify Ascendis so that Ascendis may take lawful actions to avoid and minimise such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time-to-time in effect.

All sums payable by the Licensee under or pursuant to this Agreement are exclusive of VAT (if applicable). Accordingly, where any taxable supply for VAT purposes is made under or in connection with this Agreement by Ascendis to the Licensee, the Licensee shall, in addition to any payment required for that supply, pay to Ascendis such VAT as is chargeable in respect of the supply at the same time as payment is due. The Licensee shall provide to Ascendis, prior to the due date for payment or the raising of any invoice (whichever is the earlier), details of the Licensee’s own VAT registration number. Ascendis shall provide the Licensee with a valid VAT invoice in respect of any payment of VAT.

7.9	Interest

Where any fees, milestones or other sums payable by the Licensee to Ascendis hereunder remain unpaid after the date on which they became due, the Licensee shall pay to Ascendis interest calculated from the date upon which the sums became due until payment thereof at the rate, to the extent permitted by applicable law, equal to [***].

8.	Records and Auditing

8.1	Each Party will maintain complete and accurate books, records and accounts used for the determination of any payment obligations under this Agreement, which books, records and accounts will be retained by such Party until [***] after the end of the period to which such books, records and accounts pertain. The Licensee shall make such books, records and accounts available to Ascendis for [***] if reasonably available and required by the applicable tax authority.

8.2	Each Party will have the right to have an independent certified public accounting firm of internationally recognised standing, reasonably acceptable to the other Party, have access during normal business hours, and upon timely request and at least [***] prior written notice, to such records of the other Party and its Affiliates as may be reasonably necessary to verify the accuracy of any payment made or received for any Quarterly Period ending not more than [***] prior to the date of such request; provided, however, that no Party will have the right to conduct more than one such audit in any [***] or more frequently than once with respect to records covering any specific period of time. The accounting firm will disclose to the Parties only whether the data reported by the audited Party are correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals a discrepancy in the auditing Party’s favour of more than [***], in which case the audited Party will bear the cost of the audit for the subject period. The accounting firm shall share any draft audit reports with the Licensee before such draft audit reports are shared with the auditing Party and before the final audit report is issued. The Parties shall discuss in good faith any disagreement in respect of the audit report. All information, data, documents and abstracts referred to shall be used only for the purpose of verifying any payment obligation under this Agreement, and shall be treated as the audited Party’s Confidential Information subject to use and disclosure restrictions and the confidentiality obligations of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3	If, based on the results of any audit, additional payments are owed Ascendis under this Agreement, then the Licensee will make such additional payments promptly after the accounting firm’s written report is delivered to both Parties. If, based on the results of any audit, any payments made by the Licensee to Ascendis exceeded the amounts due and payable under this Agreement, then Ascendis will return such excess to the Licensee promptly after the accounting firm’s written report is delivered to both Parties.

8.4	The failure of a Party to request verification of any payment calculation within the period during which corresponding records must be maintained under this Clause 8 will be deemed to be acceptance of the payment and reports for the relevant Quarterly Period.

9.	Pharmacovigilance

9.1	Upon execution of this Agreement, the Parties shall promptly, and in any event before the Licensee starts any clinical development activities, agree on the terms of a safety data exchange agreement (the “SDEA”) for the collection, reporting and exchange of safety information. The scope of the SDEA shall also include the Licensee’s Affiliates and Sub-Licensees.

9.2	Each Party shall notify the other of a “serious adverse experience” or “unexpected adverse experience” (as defined below) and will manage the same, both in accordance with the terms of the SDEA. For the purpose of this Clause 9.2, “serious adverse experience” and “unexpected adverse experience” shall have the meaning assigned by relevant regulations (to the extent applicable). To the extent relevant regulations require harmonisation or are not applicable, then each of the foregoing terms shall be as defined in the SDEA.

10.	Confidentiality

10.1	During the term of this Agreement, and for a period of [***] thereafter, the Licensee agrees to keep secret Ascendis’ Confidential Information, to use the same exclusively as permitted under this Agreement, and to disclose the same only to those of its employees, contractors, consultants, Affiliates and Sub-Licensees to whom and to the extent that such disclosure is reasonably necessary in order to exercise its rights and perform its obligations under this Agreement.

10.2	During the term of this Agreement, and for a period of [***] thereafter, Ascendis agrees to keep secret the Licensee’s Confidential Information, to use the same exclusively as permitted under this Agreement, and to disclose the same only to those of its employees, contractors, Affiliates, Sub-Licensees and licensees to whom and to the extent that such disclosure is reasonably necessary in order to exercise its rights and perform its obligations under this Agreement. Notwithstanding the foregoing, Ascendis shall not use or disclose the Licensee’s Confidential Information relating to: [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.3	Each Party shall procure that all its employees, contractors, Affiliates and Sub-Licensees who have access to any Confidential Information of the other to which the obligations of Clauses 10.1 or 10.2 as the case may be apply, shall be made aware of, subject to, and comply with those obligations.

10.4	The foregoing obligations of Clauses 10.1 and 10.2 shall not apply to any Confidential Information which:

(A)	prior to receipt thereof from one Party was in the possession of the recipient Party and at its free disposal;

(B)	is subsequently disclosed to the recipient Party without any obligations of confidence by an independent Third Party who has not derived it directly or indirectly from the disclosing Party;

(C)	is or becomes generally available to the public through no act or default of the recipient Party or its agents, contractors or employees; or

(D)	is independently developed by the receiving Party without the benefit of any disclosure hereunder, as demonstrated by documented evidence prepared contemporaneously with such independent development.

10.5	Notwithstanding the foregoing, a Party and its Affiliates and Sub-Licensees may use and disclose the Confidential Information of the other Party:

(A)	if it is required to be disclosed by law, regulation or action of any governmental agency or authority, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party: (i) uses commercially reasonable efforts to inform the other Party prior to making any such disclosures and cooperates with the other Party in seeking a protective order or other appropriate remedy (including redaction); and (ii) whenever it is possible to obtain confidential treatment, request confidential treatment of such information;

(B)	as reasonably necessary to obtain or maintain any regulatory approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for any Licensed Products, provided that, the disclosing Party shall use commercially reasonable efforts to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information; or

(C)	to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement.

10.6	The Licensee and its Affiliates and Sub-Licensees may disclose the Confidential Information of Ascendis to contractors, consultants and other service providers in connection with the development or manufacture of Licensed Products under conditions of confidentiality at least as restrictive as those contained in this Clause 10 and/or as is standard for similar deals in the biotechnology industry. The Licensee may disclose a copy of this Agreement to Chugai for the purpose of verifying its interest in being included as an Affiliate under this Agreement.

10.7	Each Party (“Publishing Party”) shall submit to the other Party manuscripts, including abstracts, and texts of poster presentations and other external presentations containing the other Party’s Confidential Information at least [***] prior to presentation or submission for publication for purposes of allowing the other Party to comment on the manuscript or text; provided that the other Party may require the Publishing Party, by giving notice in writing to the Publishing Party within [***] of the receipt of such manuscript, abstract, text or other external presentations from the Publishing Party to redact certain information or delay submission for publication or presentation of such manuscript, abstract, text or other external presentation if, in the reasonable opinion of the other Party such delay is necessary in order to permit the filing of any patent application or to protect the other Party’s Confidential Information contained in such manuscript, abstract, text or other external presentation.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.8	[***], in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof on the clinical trial registries that are maintained by or on behalf [***]. [***] any studies, clinical trials or results thereof on its clinical trial registry, provided however, that [***].

10.9	Notwithstanding the foregoing, each Party shall have the right to disclose the terms and conditions of this Agreement: (i) in confidence (i.e., pursuant to a written confidentiality agreement containing terms at least as stringent as those contained in this Agreement) to any bona fide potential or actual investor, investment banker, auditor, counsel, acquirer or merger target; and (ii) subject to the prior written consent of the other Party, such consent not to be unreasonably withheld, for the purpose of a public offering or private placement of shares and/or securities.

11.	Intellectual Property and Improvements

11.1	All Patents and Technical Information and other Intellectual Property owned by a Party prior to the Effective Date shall remain the sole property of the respective Party.

11.2	Ascendis and the Licensee acknowledge and agree that as between them:

(A)	Ascendis (or its Affiliates) shall own all right, title and interest in and to any and all Licensed Product Patents filed before the Effective Date (including any patent applications claiming priority to such Licensed Product Patents), Ascendis Patents, Ascendis Technical Information and Ascendis Improvements;

(B)	the Licensee shall own all right, title and interest in and to any and all Licensee Technology, Licensee Improvements and Process Inventions, and any Licensed Product Patents filed on or after the Effective Date; and

(C)	the Licensee and Ascendis (or its Affiliates) shall each own an undivided fifty per cent (50%) right, title and interest in and to any and all Joint Improvements. For the avoidance of doubt, subject to the licences granted under this Agreement, each Party shall be free to exploit, transfer or encumber its own interest in the Joint Improvements without the consent of, and without accounting to, the other Party.

12.	Prosecution, Maintenance and Defence

12.1	Ascendis shall [***] and in its sole discretion, be responsible for filing, prosecuting, maintaining and defending the Ascendis Patents and any Patent claiming Ascendis Technology or Ascendis Improvements. In respect of any such Patents that are necessary or useful to make, have made, use, sell, offer for sale or import a Licensed Product, and which are added by Ascendis to Part 1 of Schedule 1, Ascendis will provide the Licensee with drafts of all proposed filings and correspondence (including without limitation the initial application as well as any material correspondence with any Intellectual Property Office related to any filings) in a manner that allows the Licensee a reasonable opportunity for review and comment before such filings are made or due. Ascendis will consider all of the Licensee’s reasonable suggestions, recommendations and instructions concerning the preparation, filing, prosecution, defence and maintenance of any such Patents (including without limitation any suggestion or recommendation to alter or limit the scope, content and/or claims of any such application), provided that such reasonable suggestions, recommendations and instructions are provided to Ascendis within [***] of the Licensee receiving any such proposed filings and correspondence. If Ascendis does not wish to file, prosecute or maintain any such Patent or if Ascendis wishes to allow any such Patent to lapse, it shall offer in writing to Licensee an opportunity to acquire such Patent(s) with the right to use such Patent(s) as it wishes, without compensation to Ascendis.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.2	The Licensee shall [***] and in its sole discretion, be responsible for filing, prosecuting, maintaining and defending any Licensed Product Patent or any Patent claiming Licensee Technology, Licensee Improvements and/or Process Inventions. If the Licensee does not wish to file, prosecute, maintain or defend any Licensed Product Patent and/or any Patent claiming Process Inventions, or if the Licensee wishes to allow any such Patent to lapse, it shall offer in writing to Ascendis an opportunity to file, prosecute, maintain or defend such Patent at Ascendis’ own expense and in Ascendis’ sole discretion.

12.3	Joint Improvements

(A)	The Parties shall select a mutually agreed upon outside patent counsel (“Outside Patent Counsel”) to file, prosecute and maintain any Patent claiming a Joint Improvement in the joint names of the Parties (“Joint Improvement Patent”). Licensee shall have the first right, at its sole expense and in its sole discretion, to engage Outside Patent Counsel to file, prosecute and maintain Joint Improvement Patents and Ascendis shall have the second right in accordance with Clause 12.3(C). The Party that engages Outside Patent Counsel to file, prosecute and maintain a particular Joint Improvement Patent shall be referred to as the “Prosecuting Party”.

(B)	With respect to Joint Improvement Patents, the Prosecuting Party shall, or shall instruct Outside Patent Counsel to: (1) keep both Parties informed as to the filing, prosecution and maintenance such that each Party has sufficient time to review and comment on any documents intended for submission to any Intellectual Property Office; (2) promptly furnish to each Party a copy of any patent application and copies of documents relevant to prosecution and maintenance for review and comment; and (3) reasonably consider and incorporate comments of both Parties on documents files with any Intellectual Property Office.

(C)	If the Licensee elects: (1) not to file, prosecute or maintain a Joint Improvement Patent (whether worldwide or with respect to any particular country); or (2) to allow any such Patent to lapse or become abandoned or unenforceable, then the Licensee shall notify Ascendis in writing at least [***] prior to the lapse or abandonment of any such Patent. Thereafter, Ascendis may, but is not required to, undertake[***] and in its sole discretion, the prosecution and maintenance of such Joint Improvement Patent.

(D)	The Parties agree to cooperate reasonably in the filing, prosecution and maintenance of all Patents under this Clause 12.3 including providing relevant Technical Information to the Prosecuting Party, obtaining and executing necessary powers of attorney and assignments by the named inventors, obtaining execution of such other documents which may be needed in the filing, prosecution and maintenance of each such Patent, and, as requested, updating each other regarding the status of each such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession and Control that is reasonably necessary to prosecute and maintain such Patents.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.	Enforcement of Patent Rights and Defence of Third Party Claims

13.1	Infringement by a Third Party

(A)	In the event of Ascendis or the Licensee becoming aware of any suspected infringement or any unauthorised use by a Third Party of any of the Ascendis Patents, Ascendis Technical Information, Ascendis Improvements, Licensee Technology, Licensee Improvements, Process Inventions, Licensed Product Patents and/or the Joint Improvements in the Field or Diabetic Retinopathy in the Territory, the Party becoming aware of the same shall notify the other Party.

(B)	Where such suspected infringement or unauthorised use is of the Ascendis Patents, Ascendis Technical Information and/or Ascendis Improvements, in each case outside the Field, Ascendis shall, [***], have the exclusive right, but not the obligation, to take or threaten any legal action that it deems appropriate to halt such suspected infringement and to [***] in respect of such suspected infringement or unauthorised use. Termination and/or settlement of the litigation are at the sole discretion of Ascendis (i.e., without the prior consent of the Licensee).

(C)	Where such suspected infringement or unauthorised use is of the Licensed Product Patents, Ascendis Patents, Ascendis Technical Information and/or any Ascendis Improvements, in each case, Controlled by Ascendis, in each case in the Field, the Licensee shall, at its own expense, have the first right, but not the obligation to take or threaten any legal action that it deems appropriate to halt such suspected infringement. Each Party shall retain the following per cent of any remaining amounts recovered in respect of such suspected infringement or unauthorised use after the Licensee has recouped its expenses: the Licensee shall retain [***] and Ascendis shall retain [***]. Termination and/or settlement of the litigation are [***].

(D)	If Ascendis wishes to take or threaten legal action and the Licensee has the first right to do so under Clause 13.1(C), but does not do so within [***] of becoming aware of potential infringement, then Ascendis may take or threaten such legal action and the Licensee shall, at Ascendis’ request, lend its name where necessary or desirable to proceedings relating to such action and provide reasonable assistance in such proceedings. In such circumstances, Ascendis shall have conduct of the action but shall consult the Licensee in good faith with regard to significant decisions. Each Party shall retain the following per cent of any remaining amounts recovered in respect of such suspected infringement or unauthorised use after Ascendis has recouped its expenses: then Ascendis shall retain an amount equal to [***] and the Licensee shall retain the remaining [***]. Termination and/or settlement of the litigation are [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2	Defence of Third Party Claims

(A)	In the event that the development or commercialisation of a Licensed Product results in action by a Third Party against a Party (or its Affiliates or Sub-Licensees) for infringement or unauthorised use of Intellectual Property or confidential information anywhere in the Territory, such Party shall promptly notify the other Party in writing.

(B)	Each Party (or its Affiliates or Sub-Licensees) against whom such action is brought shall: (i) have the right but not the obligation to defend such action; (ii) have the right to be represented by separate legal advisors; (iii) keep the other Party informed of, and assist and co-operate with the other Party in, any such action; and (iv) bear its own costs.

14.	Warranties

14.1	Each Party warrants to the other Party that it:

(A)	is free to enter into this Agreement and to carry out its obligations hereunder without violating any obligation owed by it or any of its Affiliates to any Third Party;

(B)	shall not, during the existence of this Agreement, enter into any assignments, licences, obligations, charges or assignments, either written, oral or implied, which are or shall be inconsistent with this Agreement;

(C)	has obtained all necessary corporate approvals to enter into and execute this Agreement;

(D)	has never been debarred, disqualified or banned from practising medicine and that it is not under investigation by any Regulatory Authority for debarment, disqualification or any similar regulatory action in any country.

14.2	Ascendis represents and warrants to the Licensee that, as of the Effective Date, Ascendis:

(A)	Controls the Ascendis Patents and Ascendis Technical Information in the Field in the Territory;

(B)	has the right to grant to the Licensee the rights and licences granted to the Licensee under the terms and conditions of this Agreement, including, without limitation, the right and licence for the Licensee to use the Licensed Product Patents, Ascendis Patents and/or Ascendis Technical Information to research, develop and commercialise non-exclusively a Licensed Product in Diabetic Retinopathy under the terms and conditions of this Agreement;

(C)	has the right to provide and disclose to the Licensee the Ascendis Technical Information that it provides or discloses to the Licensee under the terms and conditions of this Agreement;

(D)	has not received notice of any actions, lawsuits, claims or arbitration or material adverse proceedings (other than on-going routine patent prosecution matters) in any way relating to the Ascendis Patents, Ascendis Technical Information or Ascendis Technology; and

(E)	save as disclosed to the Licensee, is not, to the best of its knowledge, aware that the use of the Licensed Product Patents listed in Part 1 of Schedule 1, Ascendis Patents listed in Part 2 of Schedule 1 and/or Ascendis Technical Information listed in Schedule 2, for development or commercialisation of a Licensed Product infringes any Third Party’s Patent.

14.3	EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

15.	Indemnification

15.1	Except as provided in Clause 15.2 below, the Licensee shall indemnify, defend and hold harmless Ascendis and its Affiliates, and their respective directors, officers, employees and agents (each an “Ascendis Indemnitee”) from and against all Losses arising out of or resulting from any Third Party Claims to the extent such Losses result from or arise out of: (a) the activities performed by the Licensee in connection with the exercise of its rights or obligations under this Agreement; or (b) breach by the Licensee of the representations and warranties provided in Clause 14. The indemnification obligations set forth in this Clause 15.1 shall not apply to the extent that any such Third Party Claim arose or resulted from the gross negligence, recklessness or wilful misconduct of any Ascendis Indemnitees.

15.2	Except as provided in Clause 15.1 above, Ascendis shall indemnify, defend and hold harmless the Licensee, its Affiliates, and their respective directors, officers, employees and agents (each a “Licensee Indemnitee”) from and against all Losses arising out of or resulting from any Third Party Claims to the extent such Losses result from or arise out of: (a) the activities performed by Ascendis in connection with the exercise of its rights or obligations under this Agreement; or (b) breach by Ascendis of the representations and warranties provided in Clause 14. The indemnification obligations set forth in this Clause 15.2 shall not apply to the extent that any such Third Party Claim arose or resulted from the gross negligence, recklessness or wilful misconduct of any Licensee Indemnitees.

15.3	In the event that an Ascendis Indemnitee or a Licensee Indemnitee, as applicable (hereinafter an “Indemnified Party”) seeks indemnification under this Clause 15, such Indemnified Party shall: (i) give prompt notice to the indemnifying Party of any such Third Party Claim; (ii) permit the indemnifying Party to assume direction and control of the defence of such Third Party Claim (including decisions regarding its settlement or other disposition, which may be made in the indemnifying Party’s sole discretion except as otherwise provided herein); (iii) assist the indemnifying Party at the indemnifying Party’s expense in defending such Third Party Claim; and (iv) not compromise or settle such Third Party Claim without the indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any such Third Party Claim, to the extent prejudicial to its ability to defend such Third Party Claim, shall relieve the Indemnifying Party of any obligation to the Indemnified Party under this Clause 15. The Indemnified Party may participate in the defence of such Third Party Claim through counsel of its choice, but the reasonable cost of such counsel shall be borne solely by the Indemnified Party. It is understood that only Ascendis or the Licensee may claim indemnity under this Clause 15 (on its own behalf or on behalf of its Indemnified Parties), and other Indemnified Parties may not directly claim indemnity hereunder. No compromise or settlement of any Third Party Claim may be effected by the indemnifying Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless: (a) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party; (b) the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and (c) the Indemnified Party’s rights under this Agreement are not adversely affected. The Indemnified Party shall have no right to settle any such Third Party Claim without the prior written consent of the indemnifying Party (and any such settlement without the prior written consent of the indemnifying Party shall relieve the indemnifying Party of its obligations under this Clause 15), unless: (x) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnifying Party; (y) the sole relief provided is monetary damages that are paid in full by the Indemnified Party; and (z) the indemnifying Party’s rights under this Agreement are not adversely affected.

16.	Limitation of Liability

16.1	Subject to Clause 16.2, neither of the Parties nor any of their Affiliates shall be liable to each other under any contract, negligence, strict liability or other legal or equitable theory for indirect, incidental, special, punitive, exemplary or consequential damages arising out of or resulting from this Agreement. The foregoing shall not limit:

(A)	the obligations of either Party from and against Third Party claims under Clauses 15.1 or 15.2 to the extent that such Third Party has been awarded such damages; or

(B)	the liability of a Party as a result of its breach of Clause 10.

16.2	Neither Party limits or excludes its liability for fraud, fraudulent concealment or fraudulent misrepresentation, nor for death or personal injury arising from its negligence.

16.3	Genentech and Roche shall be jointly and severally liable as the Licensee under this Agreement.

17.	Term and Survival

17.1	This Agreement shall commence with effect from the Effective Date and shall continue for so long as the Licensee is required to make payments under Clause 7, unless terminated earlier pursuant to Clause 18.

17.2	On the expiration or other termination of this Agreement each Party shall continue to be bound by 9.2 (Pharmacovigilance), 10 (Confidentiality), 15 (Indemnification), 16 (Limitation of Liability), 17 (Term and Survival), 19 (Effect of Termination), 20 (Dispute Resolution) and 21 (Miscellaneous).

18.	Termination

18.1	Licensee termination for convenience

The Licensee may terminate this Agreement at any time for any reason:

(A)	as a whole, by giving ninety (90) days’ prior written notice to Ascendis; or

(B)	on a Licensed Product-by-Licensed Product basis, by giving: (i) ninety (90) days’ prior written notice prior to the First Commercial Sale of the applicable Licensed Product; and (ii) one hundred and eighty (180) days’ written notice after the First Commercial Sale of the applicable Licensed Product, provided that any Licensed Product with respect to which the Agreement is terminated shall thereafter be excluded from the licence to the Licensee under Clause 2.1 and from the restrictions imposed on Ascendis and its Affiliates under Clause 2.3.

18.2	Mutual termination for material breach and Severe Material Breach

(A)	Except as set forth in Clause 18.2(B), in the event that either Party commits a material breach of any of the terms of this Agreement on its part to be performed or observed, the other Party shall have the right to terminate this Agreement, as a whole or on a Licensed Product-by-Licensed Product basis for the Licensed Product that was the subject of the breach, by giving sixty (60) days’ written notice to the defaulting Party; provided, however, that in the case of a material breach capable of being made good, if the defaulting Party shall make good such material breach within sixty (60) days after the notice has been given, then the notice shall not be effective and the Agreement shall not terminate.

(B)	In the event that either Party commits a Severe Material Breach on its part to be performed or observed, the other Party shall have the right to terminate this Agreement, as a whole or on a Licensed Product-by-Licensed Product basis for the Licensed Product that was the subject of the breach, by giving thirty (30) days’ written notice to the defaulting Party; provided, however, that in the case of a Severe Material Breach capable of being made good, if the defaulting Party shall make good such Severe Material Breach within thirty (30) days after the notice has been given, then the notice shall not be effective and the Agreement shall not terminate.

18.3	Mutual termination for bankruptcy and other bankruptcy matters

To the extent legally possible:

(A)	Right to terminate

A Party (the “Non-Bankrupt Party”) may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or on a Licensed Product-by-Licensed Product basis as it may determine, by notice to the other Party (the “Bankrupt Party”), in the event the Bankrupt Party has become bankrupt, has made an assignment for the benefit of its creditors or there has been appointed a trustee or receiver of the Bankrupt Party for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the Bankrupt Party in bankruptcy or seeking reorganisation, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganisation or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

(B)	Retention of rights

All rights and licences granted under or pursuant to this Agreement by the Bankrupt Party to Non-Bankrupt Party are, and shall otherwise be deemed to be, for purposes of paragraph 365(n) of the United States Bankruptcy Code, licences of rights to “intellectual property” as defined under paragraph 101(35A) of the United States Bankruptcy Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against the Bankrupt Party, including under the United States Bankruptcy Code, the Non-Bankrupt Party shall be entitled to complete access to any such intellectual property of the Bankrupt Party that pertains to the rights granted in the licenses under this Agreement and embodiments of such intellectual property.

18.4	Licensee termination for Change of Control

The Licensee may terminate this Agreement as a whole, effective immediately upon written notice to Ascendis, in the event of a Change of Control in favour of a Competitor which does not segregate Ascendis’ personnel and activities under this Agreement from the Competitor so that such Competitor is a Third Party for the purposes of this Agreement (e.g., with respect to access to Confidential Information) [***].

18.5	Ascendis termination for Patent challenge

Ascendis may terminate this Agreement, as a whole or on a Licensed Product-by-Licensed Product basis, effective immediately upon written notice to the Licensee, if the Licensee challenges in a court the validity, enforceability or scope of any Ascendis Patent or Licensed Product Patent, unless Ascendis or its Affiliates has initiated or participated in a legal proceeding against the Licensee or its Affiliates in which an Ascendis Patent or Licensed Product Patent is asserted against the Licensee or its Affiliate in connection with activities of the Licensee or its Affiliate, and such challenge is in defence of such legal proceeding.

19.	Effect of Termination

19.1	The termination of this Agreement shall be without prejudice to:

(A)	the obligation of the Licensee to pay to Ascendis all sums accrued, due and payable under Clause 7 as of the effective date of termination; and

(B)	any right of, or remedy available to, either Party against the other in respect of anything done or omitted hereunder prior to such termination.

19.2	Termination by the Licensee

(A)	For Convenience

In the event of termination of this Agreement in whole or in part by the Licensee pursuant to Clause 18.1:

(1)	the licences granted to Ascendis and its Affiliates under Clause 2.2 shall survive (along with all obligations associated therewith); and

(2)	the licences granted to the Licensee and its Affiliates under Clause 2.1:

(a)	if the Licensee terminates in part, shall terminate for the applicable Licensed Product(s) as of the effective date of such termination and all other licences granted to the Licensee and its Affiliates under Clause 2.1 shall survive (along with all obligations associated therewith) with respect to any other Licensed Product(s); or

(b)	if the Licensee terminates in whole, shall terminate as of the effective date of such termination.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(B)	For Ascendis’ breach or bankruptcy

In the event of termination of this Agreement in whole by the Licensee pursuant to Clauses 18.2(A) or 18.3(A), subject to Clause 19.6:

(1)	the licences granted to the Licensee and its Affiliates under Clause 2.1 shall survive (along with all obligations associated therewith) in respect of any Licensed Product Patents, Ascendis Patents, Ascendis Technical Information, Ascendis Improvements and Ascendis’ and its Affiliates’ interest in Joint Improvements that exist as of the effective date of such termination;

(2)	the licences granted to Ascendis and its Affiliates under Clause 2.2 shall survive (along with all obligations associated therewith) in respect of any Licensed Product Patents, Process Inventions and the Licensee’s and its Affiliates’ interest in Joint Improvements that exist as of the effective date of such termination;

(3)	Ascendis shall [***];

(4)	if the effective date of such termination is prior to the [***] of the Effective Date, unless otherwise agreed to by the Licensee, Ascendis’ obligations under Clauses 5.1 and 5.2 shall survive until the [***] of the Effective Date; and

(5)	Ascendis’ and its Affiliates’ obligations under Clause 2.3 shall survive until the [***] of the effective date of such termination.

In the event of termination of this Agreement by the Licensee in respect of a particular Licensed Product pursuant to Clauses 18.2(A) or 18.3(A), this Clause 19.2(B) applies in respect of such terminated Licensed Product only and this Agreement shall continue in respect of all other Licensed Product(s) which are not terminated.

(C)	For Ascendis’ Severe Material Breach

In the event of termination of this Agreement in whole by the Licensee pursuant to Clause 18.2(B), subject to Clause 19.6:

(1)	the licences granted to the Licensee and its Affiliates under Clause 2.1 shall survive (along with all obligations associated therewith) in respect of any Licensed Product Patents, Ascendis Patents, Ascendis Technical Information, Ascendis Improvements and Ascendis’ and its Affiliates’ interest in Joint Improvements that exist as of the effective date of such termination;

(2)	the licences granted to Ascendis and its Affiliates under Clause 2.2 shall survive (along with all obligations associated therewith) in respect of any Licensed Product Patents, Process Inventions and the Licensee’s and its Affiliates’ interest in Joint Improvements that exist as of the effective date of such termination;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(3)	Ascendis shall [***];

(4)	the Licensee’s obligations under Clauses 4.1 to 4.4 (inclusive) shall terminate, and any and all other diligence or reporting obligations of the Licensee shall cease;

(5)	if the effective date of such termination is prior to the [***] of the Effective Date, unless otherwise agreed to by the Licensee, Ascendis’ obligations under Clauses 5.1 and 5.2 shall survive until the [***] of the Effective Date;

(6)	Ascendis’ and its Affiliates’ obligations under Clause 2.3 shall survive until the [***] of the effective date of such termination; and

(7)	the Licensee shall [***] pending the outcome of any arbitration proceeding pursuant to Clause 20.2; provided that [***].

In the event of termination of this Agreement by the Licensee in respect of a particular Licensed Product pursuant to Clause 18.2(B), this Clause 19.2(C) applies in respect of such terminated Licensed Product only and this Agreement shall continue in respect of all other Licensed Product(s) which are not terminated.

19.3	Termination by Ascendis

In the event of termination of this Agreement in whole or in part by Ascendis pursuant to Clauses 18.2,18.3 or 18.5, subject to Clauses 19.5 and 19.6:

(A)	the licences granted to Ascendis and its Affiliates under Clause 2.2 shall survive (along with all obligations associated therewith);

(B)	Ascendis’ and its Affiliates’ obligations under Clause 2.3 shall cease; and

(C)	the licences granted to the Licensee and its Affiliates under Clause 2.1:

(1)	if Ascendis terminates in part, shall terminate for the applicable Licensed Product(s) as of the effective date of such termination and all other licences granted to the Licensee and its Affiliates under Clause 2.1 shall survive (along with all obligations associated therewith) with respect to any other Licensed Product(s); or

(2)	if Ascendis terminates in whole, shall terminate as of the effective date of such termination.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

19.4	Change of Control

In the event of termination of this Agreement in whole by the Licensee pursuant to Clause 18.4:

(A)	the Competitor that acquires Ascendis shall not be deemed to be an Affiliate for the purpose of this Agreement;

(B)	the licences granted to the Licensee and its Affiliates under Clause 2.1 shall survive (along with all obligations associated therewith) in respect of any Licensed Product Patents, Ascendis Patents, Ascendis Technical Information, Ascendis Improvements and Ascendis’ (or its successor Entity’s) and its Affiliates’ interest in Joint Improvements, in each case that exist as of the effective date of such termination;

(C)	the licences granted to Ascendis (or its successor Entity) and its Affiliates under Clause 2.2 shall survive (along with all obligations associated therewith) in respect of any Licensed Product Patents, Process Inventions and the Licensee’s and its Affiliates’ interest in Joint Improvements, in each case that exist as of the effective date of such termination;

(D)	Ascendis (or its successor Entity) shall [***];

(E)	the Licensee’s obligations under Clauses 7.2 to 7.9 and Clause 19.7 shall survive and, subject to Clause 17.2, any and all other obligations of the Licensee and Ascendis (or its successor Entity) under this Agreement shall terminate as of the effective date of such termination;

(F)	if the effective date of such termination is prior to the [***] of the Effective Date, unless otherwise agreed to by the Licensee, Ascendis’ (or its successor Entity’s) obligations under Clause 5.1 shall survive until the [***] of the Effective Date; and

(G)	Ascendis’ (or its successor Entity’s) and its Affiliates’ obligations under Clause 2.3 shall survive until the [***] of the effective date of such termination.

19.5	Inventory at termination

In the event this Agreement is terminated for any reason, the Licensee shall have the right to sell or otherwise dispose of Licensed Products then in its stock, subject to the applicable royalty payments due under Clauses 7.4 to 7.7, and any other applicable provisions of this Agreement, and Ascendis covenants not to sue the Licensee for infringement under any Patents with respect to such activities conducted by the Licensee pursuant to this 19.5.

19.6	Continuation of sub-licences

Upon termination of this Agreement, any existing, permitted sub-licence granted by a Party under this Agreement shall continue in full force and effect, provided that the permitted Sub-Licensee did not cause the breach that gave rise to a termination under Clause 18.2 and agrees to be bound by all the terms and conditions of this Agreement that are applicable to such permitted Sub-Licensee, including, without limitation, rendering directly to the licensing Party all payments and other obligations due to the licensing Party related to such sub-licence.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

19.7	Return of Confidential Information

Following any expiration or termination of this Agreement, the Party that has Confidential Information of the other Party shall return to the other Party (or destroy at such Party’s written request) all such Confidential Information in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non-use and non-disclosure provisions of this Agreement, and any Confidential Information of the other Party contained in its laboratory notebooks or databases.

20.	Dispute Resolution

20.1	Internal resolution

(A)	Any dispute, controversy or claim related to matters within the powers and authority of the JDC shall be resolved by the Parties in accordance with procedures set forth in Clause 4.6.

(B)	Except as otherwise expressly provided herein, including in Clause 20.1(A) above, in the event of any controversy, claim or other dispute arising out of or relating to compliance with this Agreement, or the validity, breach, termination or interpretation of this Agreement, such dispute shall be first referred to the Executives for resolution, prior to proceeding under the following provisions of Clause 20.2. A dispute shall be referred to the Executives upon one Party providing the other Party with written notice that such dispute exists, and the Executives shall attempt to resolve such dispute through good faith discussions. In the event that the Executives cannot resolve such dispute within thirty (30) days of such other Party’s receipt of such written notice, either Party may initiate the dispute resolution procedures set forth in Clause 20.2. The Parties agree that any discussions between such Executives, or their designees, regarding such dispute shall be the Confidential Information of both Parties and do not constitute settlement discussions, unless the Parties agree otherwise in writing.

20.2	Arbitration

Except as otherwise expressly provided in this Agreement, the Parties agree that any dispute not resolved internally by the Parties pursuant to Clause 20.1(B), shall be resolved through binding arbitration conducted under the auspices of the International Chamber of Commerce in accordance with the then prevailing Rules of Arbitration of the International Chamber of Commerce (for purposes of this Clause 20.2, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Clause 21.12 (Governing law). A Party may initiate arbitration by written notice to the other Party of its intention to arbitrate, and such demand notice shall specify in reasonable detail the nature of the dispute. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator. All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of: (a) dispute resolution experience (including judicial experience); and/or (b) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under Clause 20.2(b). Notwithstanding anything to the contrary in this Clause 20.2, in the event of a dispute regarding the Prosecution and Maintenance activities described in Clause 12 at least one (1) arbitrator shall have expertise in patent law. If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules. Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator. The arbitration proceedings shall be conducted in Frankfurt, Germany. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof. Each Party agrees to use commercially reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.” The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than ninety (90) days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party. The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breaching these arbitration provisions and without abridging the powers of the arbitrators. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability. The Parties agree that: (i) they shall share equally the fees and expenses of the arbitrators; and (ii) each Party shall bear its own attorneys’ fees and associated costs and expenses.

20.3	Patent validity

Notwithstanding the other provisions of this Clause 20, any dispute that involves the validity, infringement or claim interpretation of a Patent that is issued: (a) in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies. For the sake of clarity, such Patent disputes shall not be subject to the provisions of Clause 20.2. Nothing in this Agreement shall be construed to prevent the Licensee from disputing or challenging the validity of a Third Party’s Patent.

21.	Miscellaneous

21.1	General assurances

At any time after the date hereof each of the Parties shall, at the request and cost of the other Party, execute or procure the execution of such documents and do or procure the doing of such acts and things as the Party so requiring may reasonably require for the purpose of giving to the Party so requiring the full benefit of all the provisions of this Agreement, subject to any express restrictions in this Agreement on the extent of either Party’s obligations under this Agreement. This includes in particular (without prejudice to the generality of the foregoing) entry into forms of licence or other instruments confirming such rights for registration with appropriate Intellectual Property Offices (including in the form set out in Schedule 4), Regulatory Authorities and other authorities in the Territory.

21.2	Unenforceability and severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However, the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

21.3	Assignments

Neither this Agreement nor any of the rights and obligations created herein is assignable or transferable by either Party without the prior written consent of the other, such consent not to be unreasonably withheld or delayed.

Notwithstanding the preceding sentence, Ascendis is entitled to assign this Agreement and/or any rights created herein to, subject to the assumption of the obligations herein by, any Affiliate of Ascendis or any purchaser of the whole or a substantial part of the business of Ascendis. For the avoidance of doubt, the Parties agree that the Ascendis Technology constitutes a substantial part of the business of Ascendis.

21.4	Rights cumulative and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)	No failure to exercise nor any delay in exercising by any Party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

(C)	No single or partial exercise of any right, power privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, powers, privilege or remedy.

21.5	Costs of preparation

The Parties hereto shall pay their own respective legal costs incurred in the preparation of this Agreement.

21.6	Entire Agreement and variation

(A)	This Agreement, together with any documents referred to in it, constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. All information related to the subject matter of this Agreement previously exchanged under the Research Collaboration Agreement, the Confidentiality Agreement and the Feasibility Study Agreement shall be protected under Clause 10 of this Agreement as if disclosed under this Agreement.

(B)	Each Party acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy in respect of any other such representation or warranty except in the case of fraud.

(C)	No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties.

21.7	Notices and invoices

(A)	Any notice (which term shall in this Clause 21.7 include any communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

(B)	Any such notice shall be addressed as provided in Clause 21.7(C) and may be:

(1)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address if it is delivered not later than 17.00 hours on a Business Day, or, if it is delivered later than 17.00 hours on a Business Day or at any time on a day which is not a Business Day, at 08.00 hours on the next Business Day;

(2)	sent by pre-paid registered airmail, or by air courier in which case it shall be deemed to have been given seven (7) Business Days after the date of posting in the case of registered airmail or two (2) Business Days after delivery to the courier, in the case of air courier;

(3)	sent by electronic mail, in which case it shall be deemed to have been given when sent from the electronic mail exchange, provided that any notice sent by electronic mail after 17.00 hours on any Business Day or at any time on a day which is not a Business Day shall be deemed to have been given at 08.00 on the next Business Day.

(C)	The addresses and other details of the Parties referred to in this Clause 21.7(C) are, subject to Clause 21.7(D):

Ascendis’ address:

Ascendis Pharma Ophthalmology Division A/S

Tuborg Boulevard 12

DK-2900 Hellerup

Denmark

Email: [***]

Attention: [***]

Genentech’s address:

Genentech, Inc.

1 DNA Way

South San Francisco, CA 94080

USA

Attention: Corporate Secretary

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With a required copy to:

Genentech, Inc.

1 DNA Way

South San Francisco, CA 94080

USA

Attention: VP, Genentech Partnering

Roche’s address:

Grenzacherstrasse 124

4070 Basel

Switzerland

Attention: Group Legal Department

(D)	Either Party to this Agreement may notify the other Party of any change to the address or any of the other details specified in Clause 21.7, provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

(E)	Invoices

All invoices that are required or permitted under this Agreement shall be in writing and sent by Ascendis to the Licensee at the address provided under Clause 7.3(E).

21.8	Force Majeure

Neither Party to this Agreement shall be deemed to be in breach of this Agreement or otherwise liable to the other as a result of any delay or failure in the performance of its obligations under this Agreement if and to the extent that such delay or failure is caused by Force Majeure, and the time for performance of the relevant obligation(s) shall be extended accordingly. The Party concerned shall promptly notify the other Party of the nature and effect of such event and both Parties shall, where the same is practicable, use Diligent Efforts to minimise such effect and to comply with the respective obligations herein contained as nearly as may be in their original form, provided that if the Force Majeure event continues for a period of ninety (90) days or more following notification, the Party not affected by the event may terminate this Agreement by giving not less than thirty (30) days prior notice to the other Party.

21.9	Relationship of the Parties

(A)	Nothing in this Agreement shall constitute, or be deemed to constitute, a partnership between the Parties nor, except as expressly provided, shall it constitute, or be deemed to constitute, any Party the agent of any other Party for any purpose.

(B)	Subject to any express provisions to the contrary in this Agreement, neither Party shall have any right or authority to and shall not do any act, enter into any contract, make any representation, give any warranty, incur any liability, assume any obligation, whether express or implied, of any kind on behalf of the other Party or bind the other Party in any way.

21.10	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart.

21.11	Third Party rights

No person who is not a party to this Agreement shall have any right to enforce any term of this Agreement.

21.12	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Germany without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

[Signature page follows]

AS WITNESS the Parties hereof have executed this Agreement the day and year first before written.

Signed by	) /s/ Michael Wolff Jensen	/s/ Jan Møller Mikkelsen
for and on behalf of	) Michael Wolff Jensen	Jan Møller Mikkelsen
ASCENDIS PHARMA	) Chairman	CEO
OPHTHALMOLOGY DIVISION A/S	)

Signed by	) /s/ Robert E. Andreatta
for and on behalf of	) Robert E. Andreatta
GENENTECH, INC.	) VP, Finance, Controller + CAO

Signed by	) /s/ Dr. Sophie Kornowski-Bonnet
for and on behalf of	) Dr. Sophie Kornowski-Bonnet
F. HOFFMANN-LA ROCHE LTD	) Global Head of Roche Partnering

Signed by	) /s/ Dr. Melanie Frey Wick
for and on behalf of	) Dr. Melanie Frey Wick
F. HOFFMANN-LA ROCHE LTD	) Authorized Signatory

SCHEDULE 1 : PATENTS

Part 1: Licensed Product Patents

[***]

Part 2: Ascendis Patents

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2: TECHNICAL INFORMATION

The following list describes the Ascendis Technical Information that Ascendis will provide to the Licensee pursuant to Clause 3.1:

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 3: EXCLUDED INDICATIONS

Part I:

Diabetes

“Diabetes” means [***].

Diabetes-Related Metabolic Disorders

“Diabetes-Related Metabolic Disorders” means [***].

“Diabetic Dyslipidemia” means [***].

“Fatty Liver Disease” means [***].

“Metabolic Syndrome” means the presence of [***] of the following:

(A)	[***]

(B)	[***]

(C)	[***]

(D)	[***]

(E)	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

as such criteria may be modified or completed by applicable treatment and/or regulatory guidelines in force from time to time in the relevant country(ies).

Obesity

“Obesity” means [***]

Part II:

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 4 : SHORT FORM PATENT LICENCE

THIS AGREEMENT is made the [            ] day of [            ]

BETWEEN:

(1)	ASCENDIS PHARMA OPHTHALMOLOGY DIVISION A/S, (“Ascendis”), a company registered in Denmark with its registered office at Tuborg Boulevard 12, DK-2900 Hellerup, Denmark; and

(2)	GENENTECH, INC., (“Genentech”), a Delaware corporation with its principal place of business at 1 DNA Way, South San Francisco, CA 94080, USA; and

(3)	F. HOFFMANN-LA ROCHE LTD, (“Roche”), a company registered in Switzerland with its registered office at Grenzacherstrasse 124, 4070 Basel, Switzerland.

(Genentech and Roche, together the “Licensee”)

Ascendis and the Licensee are each a “Party”, and together the “Parties”, to this agreement.

Ascendis hereby grants to the Licensee an exclusive licence for exploitation of the patent(s) set out in the Appendix below worldwide for the treatment and/or prevention of any disease, condition or disorder of the eye and adnexa, defined according to WHO ICD (but non-exclusive for Diabetic Retinopathy), subject to and terminable in accordance with the terms and conditions of an agreement between the Parties hereto dated 31 July 2013.

Appendix

[insert details of relevant patents/patent applications]

AS WITNESS the Parties have executed this agreement the day and year first above written.

Signed by	)
for and on behalf of	)
ASCENDIS PHARMA	)
OPHTHALMOLOGY DIVISION A/S	)

Signed by	)
for and on behalf of	)
GENENTECH, INC.	)

Signed by	)
for and on behalf of	)
F. HOFFMANN-LA ROCHE LTD	)

Signed by	)
for and on behalf of	)
F. HOFFMANN-LA ROCHE LTD	)